Exhibit 99.1

MSG NETWORKS INC. REPORTS

FOURTH QUARTER AND FISCAL 2018 RESULTS

Fiscal 2018 fourth quarter revenues of $171.4 million

Fiscal 2018 fourth quarter operating income of $80.6 million

Fiscal 2018 fourth quarter adjusted operating income of $86.2 million

NEW YORK, N.Y., August 15, 2018 – MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fourth quarter and fiscal year ended June 30, 2018.

For fiscal 2018, MSG Networks Inc. generated revenues of $696.7 million, an increase of 3% as compared with the prior year. In addition, the Company generated operating income of $313.2 million, adjusted operating income of $336.5 million and income from continuing operations of $288.9 million.(1)(2)

For the fiscal 2018 fourth quarter, MSG Networks Inc. generated revenues of $171.4 million, an increase of 5% as compared with the prior year quarter. In addition, the Company generated operating income of $80.6 million, adjusted operating income of $86.2 million and income from continuing operations of $45.2 million.

President and CEO Andrea Greenberg said, “We are very pleased with our achievements during fiscal 2018 as we executed against our key financial and strategic priorities. In addition to another year of strong revenue, adjusted operating income and free cash flow results, we enhanced our programming lineup through new and innovative content, while broadening the reach of our networks through digital distribution platforms. As we look ahead, we believe that our unparalleled live sports presence in the nation’s largest media market will enable us to continue to generate significant long-term value for our shareholders.”

Fiscal Year 2018 Fourth Quarter Results
(In thousands, except per share data)	Three Months Ended June 30, 2018
Revenues	$171,405
Operating income	80,635
Adjusted operating income	86,218
Income from continuing operations	45,202
Diluted EPS from continuing operations	$0.60

1.	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.
2.

In the first quarter of fiscal 2018, the Company adopted ASU No. 2017-07. The adoption of this standard resulted in the non-service cost components of net periodic benefit cost to be presented separately in the income statement from the service cost component and the non-service cost components to no longer be included in the subtotal for operating income. As this standard was applied retrospectively, the Company reclassified $0.4 million and $1.6 million of net periodic benefit cost from selling, general and administrative expenses and direct operating expenses to a separate line item within other income (expense) in the accompanying consolidated statements of operations for the three and twelve months ended June 30, 2017, respectively. Furthermore, all prior period amounts presented throughout this release reflect reclassifications made as a result of the adoption of ASU No. 2017-07.

Summary of Reported Fiscal 2018 Fourth Quarter Results from Continuing Operations

Fiscal 2018 fourth quarter total revenues of $171.4 million increased 5%, or $8.5 million, as compared with the prior year period. Affiliation fee revenue increased $9.2 million, primarily due to higher affiliation rates and, to a lesser extent, the favorable impact of a $1.2 million affiliate adjustment recorded in the current year period, and the absence of a $1.1 million unfavorable adjustment recorded in the prior year quarter. Advertising revenue decreased $1.2 million, as compared with the prior year period, primarily due to lower playoff-related advertising sales, partially offset by a higher net decrease in deferred revenue related to ratings guarantees, as well as other net advertising revenue increases. Other revenues increased $0.5 million as compared with the prior year period. Excluding the impact of affiliate adjustments recorded in the current and prior year quarters, fiscal 2018 fourth quarter affiliation fee revenue increased $6.8 million as compared with the prior year period and total company revenues increased $6.2 million, or 4%, as compared with the prior year period.

Direct operating expenses of $68.8 million increased 6%, or $3.9 million, as compared with the prior year quarter. The increase was primarily due to higher rights fees expense. The increase in rights fees expense primarily reflects annual contractual rate increases, a step-up in expense related to the renewal of a rights agreement with the Buffalo Sabres and, to a lesser extent, league fees related to streaming rights.

Selling, general and administrative expenses of $19.8 million increased 4%, or $0.7 million, as compared with the prior year quarter, primarily due to higher employee compensation and related benefits (including share-based compensation expense), partially offset by lower advertising and marketing costs and advertising sales commissions.

Operating income of $80.6 million increased 6%, or $4.3 million, as compared with the prior year quarter, primarily due to the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (including share-based compensation expense).

Adjusted operating income of $86.2 million increased 6%, or $4.8 million, as compared with the prior year quarter, primarily due to higher revenues, partially offset by higher direct operating expenses.

Excluding the favorable impact of the $1.2 million affiliate adjustment recorded in the current year quarter and the unfavorable impact of the $1.1 million affiliate adjustment recorded in the prior year quarter, fiscal 2018 fourth quarter operating income would have been $79.4 million, an increase of $1.9 million, or 2%, and adjusted operating income would have been $85.0 million, an increase of $2.4 million or 3%, both as compared with the prior year quarter.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 152 New York Emmy Awards over the past 10 years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income as adjusted operating cash flow. The components of adjusted operating income are identical to the components of adjusted operating cash flow.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 2448379

Conference call replay number is 855-859-2056 / Conference ID Number 2448379 until August 22, 2018

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Revenues	$171,405	$162,881	$696,651	$675,352
Direct operating expenses	68,767	64,892	291,082	271,119
Selling, general and administrative expenses	19,818	19,076	83,073	79,040
Depreciation and amortization	2,185	2,562	9,338	10,296

Operating income	80,635	76,351	313,158	314,897
Other income (expense):
Interest income	1,316	765	4,388	2,782
Interest expense	(11,495)	(10,675)	(43,312)	(40,108)
Other components of net periodic benefit cost	(489)	(447)	(1,710)	(1,633)

	(10,668)	(10,357)	(40,634)	(38,959)

Income from continuing operations before income taxes	69,967	65,994	272,524	275,938
Income tax benefit (expense)	(24,765)	(26,303)	16,338	(108,476)

Income from continuing operations	45,202	39,691	288,862	167,462
Loss from discontinued operations, net of taxes	—	—	—	(120)

Net income	$45,202	$39,691	$288,862	$167,342

Earnings (loss) per share:
Basic
Income from continuing operations	$0.60	$0.53	$3.83	$2.23
Loss from discontinued operations	—	—	—	—
Net income	0.60	0.53	3.83	2.22
Diluted
Income from continuing operations	$0.60	$0.52	$3.81	$2.22
Loss from discontinued operations	—	—	—	—
Net income	0.60	0.52	3.81	2.21
Weighted-average number of common shares outstanding:
Basic	75,243	75,269	75,381	75,213
Diluted	75,734	75,728	75,820	75,560

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Operating income	$80,635	$76,351	$313,158	$314,897
Share-based compensation expense	3,398	2,493	13,979	9,931
Depreciation and amortization	2,185	2,562	9,338	10,296

Adjusted operating income	$86,218	$81,406	$336,475	$335,124

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2018	June 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$205,343	$141,087
Accounts receivable, net	110,657	105,030
Related party receivables, net	12,100	17,153
Prepaid income taxes	1,134	14,322
Prepaid expenses	4,489	6,468
Other current assets	4,719	2,343

Total current assets	338,442	286,403
Property and equipment, net	10,029	11,828
Amortizable intangible assets, net	37,203	40,663
Goodwill	424,508	424,508
Other assets	39,430	41,642

Total assets	$849,612	$805,044

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$1,460	$1,241
Related party payables	785	2,963
Current portion of long-term debt	72,414	72,414
Income taxes payable	8,460	11,483
Accrued liabilities:
Employee related costs	15,342	14,238
Other accrued liabilities	8,129	10,050
Deferred revenue	4,626	5,071

Total current liabilities	111,216	117,460
Long-term debt, net of current portion	1,118,017	1,240,431
Defined benefit and other postretirement obligations	28,170	29,979
Other employee related costs	4,560	3,930
Other liabilities	3,974	5,597
Deferred tax liability	241,417	351,854

Total liabilities	1,507,354	1,749,251

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 61,017 and 61,497 shares outstanding as of June 30, 2018 and 2017, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2018 and 2017	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	4,067	6,909
Treasury stock, at cost, 3,242 and 2,762 shares as of June 30, 2018 and 2017, respectively	(195,881)	(198,800)
Accumulated deficit	(460,007)	(746,539)
Accumulated other comprehensive loss	(6,700)	(6,556)

Total stockholders’ deficiency	(657,742)	(944,207)

Total liabilities and stockholders’ deficiency	$849,612	$805,044

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Twelve Months Ended June 30,
	2018	2017
Net cash provided by operating activities from continuing operations	$210,610	$197,158
Net cash used in investing activities from continuing operations	(3,724)	(4,894)
Net cash used in financing activities from continuing operations	(142,630)	(169,769)

Net cash provided by continuing operations	64,256	22,495

Net cash used in discontinued operations	—	(976)

Cash and cash equivalents at beginning of period	141,087	119,568

Cash and cash equivalents at end of period	$205,343	$141,087

Free Cash Flow

	Twelve Months Ended June 30,
	2018	2017
Net cash provided by operating activities from continuing operations	$210,610	$197,158
Less: Capital expenditures	(3,724)	(4,894)

Free cash flow	$206,886	$192,264

Capitalization

June 30, 2018
Cash and cash equivalents	$205,343
Credit facility debt(a)	1,196,250

Net debt	$990,907

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$313,158
Share-based compensation expense	13,979
Depreciation and amortization	9,338

Adjusted operating income	$336,475

Leverage ratio(c)	2.9x

(a)	Represents aggregate principal amount of the debt outstanding.

(b)	Represents results for twelve month trailing period ending June 30, 2018.

(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.